Exhibit 5

FEDER KASZOVITZ LLP

ATTORNEYS AT LAW

845 Third Avenue

New York, New York 10022

March 14, 2011

Worlds.com Inc.

11 Royal Road

Brookline, MA02445

Gentlemen:

We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Worlds Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the registration of 147,058 shares of the common stock of the Company, par value, $.001 per share (the "Shares"), which is to be issued pursuant to the terms of a consulting agreement (the "Plan").

As counsel for the Company, we have examined such corporate records, documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the Shares pursuant to the Plan, and that the Shares being registered pursuant to the Registration Statement, when issued in accordance with the terms of the Plan, and paid for, will be duly authorized, legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and all references to it in the Registration Statement.

Very truly yours,

/s/ Gabriel Kaszovitz

Feder Kaszovitz LLP